Exhibit 99.1

COMPENSATION STRUCTURE FOR

NON-MANAGEMENT DIRECTORS OF TRIMERIS, INC.

CASH COMPENSATION

Non-Management Director’s Annual Retainers

Chairman of the Board	$25,000
All Other Non-Management Directors	$15,000

Committee Members’ Additional Annual Fees

Audit Committee Chairman	$5,000
Audit Committee Member	$1,000
Compensation Committee Chairman	$3,000
Nomination & Governance Committee Chairman	$2,000

Meeting Fee for Non-Management Directors

Per meeting fee for face-to-face BOD meetings only No additional committee meeting fees.	$1,500

NON-MANAGMENT DIRECTOR’S STOCK OPTIONS

Chairman of the Board Annual Grant	15,000
Director Annual Grant	10,000
Committee Chair Annual Grant (Audit, Compensation, Nomination & Governance)	2,500
Committee Member Annual Grant Per Committee	1,250
New Director Initial Grant	20,000